The consolidated financial statements of the Company for the year ended December 31, 2011, together with the Independent Auditors’ Report of Registered Public Accounting Firm, are being re-filed to make certain non-material clarification changes, specifically, adding the following wording after the references to the International Financial Reporting Standards “…as issued by the International Accounting Standards Board”, replacing the word “significant” with “substantial” in the Emphasis of Matter paragraph and adding reference to “…the Standards of the Public Company Accounting Oversight Board (United States)” in the Auditors’ Responsibility paragraph of the Independent Auditors’ Report of Registered Public Accounting Firm, in order to address requirements of the United States Securities & Exchange Commission (“SEC”). In addition, reconciliation of other comprehensive income is now included in Note 24(c). No other changes have been made to the consolidated financial statements and the amended consolidated financial statements reflect the events as of the original filing date and do not reflect events that may have occurred subsequent to the original filing date, and do not modify or update in any way the other disclosures made in the consolidated financial statements.

Management’s Responsibility To the Shareholders of Genoil Inc.:

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that the transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of the consolidated financial statements.

The Board of Directors, through its Audit Committee, is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Audit Committee has the responsibility of meeting with management and external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Committee is also responsible for recommending the appointment of the Company’s external auditors.

MNP LLP, an independent firm of Chartered Accountants, is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, the Audit Committee and management to discuss their audit findings.

April 30, 2012 (signed) “D.K. Lifschultz” ________________________________ D.K. Lifschultz, Chairman and Chief Executive Officer

(signed) “B. Korney” ________________________________ B. Korney, Chief Financial Officer

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Genoil Inc.:

We have audited the accompanying consolidated financial statements of Genoil Inc. (the “Company”) and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010, and January 1, 2010, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Genoil Inc. and its subsidiaries as at December 31, 2011, December 31, 2010 and January 1, 2010, and their financial performance and their cash flows for the years ended December 31, 2011 and December 31, 2010, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast substantial doubt about the Company’s ability to continue as a going concern.

Calgary, Alberta

April 30, 2012 Chartered Accountants

GENOIL INC. Consolidated Statements of Financial Position As at (amounts in Canadian dollars)

	December 31	December 31	January 1
	2011	2010	2010

ASSETS		(Note 24)	(Note 24)
CURRENT
Cash and cash equivalents	$ 37,208	$ 125,430	$ 9,140
Trade and other receivables	16,604	12,009	14,304
Prepaid expenses and deposits	117,290	183,790	275,479
Due from related parties (Note 5)	94,092	31,400	-

	265,194	352,629	298,923

PROPERTY AND EQUIPMENT (Note 6)	1,443,196	1,719,227	1,948,770
INTANGIBLE ASSETS (Note)7	2,862,374	3,323,889	1,883,560

	4,305,570	5,043,116	3,832,330

	$ 4,570,764	$ 5,395,745	$ 4,131,253

LIABILITIES
CURRENT
Trade and other payables	$ 1,165,053	$ 931,097	$ 894,549
Due to related parties (Note 5)	-	-	172,124
Convertible Notes - current portion (Note 10)	1,787,941	1,595,724	1,379,275
Due to investors	224,018	-	168,289
Promissory notes (Note 9)	388,753	51,662	-

	3,565,765	2,578,483	2,614,237
CONVERTIBLE NOTES (Note 10)	120,357	194,683	173,823
DERIVATIVE LIABILITY (Note 11)	783,303	4,105,286	716,369

	4,469,425	6,878,452	3,504,429

EQUITY
Share capital (Note 11)	56,966,166	55,359,595	52,207,086
Contributed surplus (Note 15)	18,927,972	17,193,374	14,617,910
Accumulated other comprehensive income	20,948	19,323	-
Accumulated deficit	(75,813,747)	(74,054,999)	(66,198,172)

	101,339	(1,482,707)	626,824

	$ 4,570,764	$ 5,395,745	$ 4,131,253

Going concern (Note 1)
Commitments (Note 21)
Contingencies (Note 22)
Subsequent events (Note 23)

Approved by the Board of Directors

(signed) “David K. Lifschultz”	Director	(signed) “Thomas F. Bugg”	Director

See accompanying notes to consolidated financial statements.

GENOIL INC. Consolidated Statements of Loss and Comprehensive Loss Years ended December 31

	(amounts in Canadian dollars)

	2011	2010

		(Note 24)
OPERATING EXPENSES
Administrative	$ 2,431,380	$2,339,385
Share-based payments	1,744,590	2,635,046
Depreciation	443,780	476,381
Development expenses	158,186	67,637

LOSS FROM OPERATIONS	4,777,936	5,518,449

Derivative liability fair value adjustment (Note 11)	(3,905,625)	2,053,157

OTHER INCOME/EXPENSE
Finance expense (Note 16)	334,460	285,221
Loss on repayment of debt (Note 10)	58,891	-
Loss on disposal of assets (Note 6)	201,092	-
Loss on impairment of intangible assets (Note 7)	291,994	-

	886,437	285,221

Loss before income taxes	1,758,748	7,856,827

Deferred tax recovery	-	-

NET LOSS	1,758,748	7,856,827

OTHER COMPREHENSIVE INCOME(LOSS)
Foreign currency translation	(1,625)	(19,323)

COMPREHENSIVE LOSS	$ 1,757,123 $	7,837,504

Loss per share (Note 14)	$(.01)	$(.03)

See accompanying notes to consolidated financial statements.

GENOIL INC. Consolidated Statements of Changes in Equity Years ended December 31 (amounts in Canadian dollars)

			Accumulated
			Other
		Contributed	Comprehensive
	Share Capital	Surplus	Income	Deficit	Total Equity

Balance, January 1, 2010 (Note 24)	$ 52,207,086	$ 14,617,910	$ -	$ (66,198,172)	$ 626,824
Issue of common shares (see Note 11)	3,152,509	33,994	-	-	3,186,503
Share-based payments	-	2,635,046	-	-	2,635,046
Option exercised		(93,576)			(93,576)
Other Comprehensive Income	-	-	19,323	-	19,323
Loss for the year	-	-	-	(7,856,827)	(7,856,827)

Balance, December 31, 2010	$ 55,359,595	$ 17,193,374	$ 19,323	$ (74,054,999)	$ (1,482,707)

Issue of common shares (see Note 11)	1,606,571	-	-	-	1,606,571
Share-based payments	-	1,744,590	-	-	1,744,590
Options exercised		(9,992)			(9,992)
Other Comprehensive Income	-	-	1,625	-	1,625
Loss for the year	-	-	-	(1,758,748)	(1,758,748)

Balance, December 31, 2011	$ 56,966,166	$ 18,927,972	$ 20,948	$ (75,813,747)	$ 101,339

See accompanying notes to consolidated financial statements.

GENOIL INC. Consolidated Statements of Cash Flows Years ended December 31 (amounts in Canadian dollars)

	2011	2010

		(Note 24)
CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(1,758,748)	$(7,791,926)
Adjustments for:
Share -based payments	1,744,590	2,635,046
Depreciation	443,780	476,381
Finance expense (Note 16)	261,292	238,272
Loss on disposal of assets	201,092	-
Loss on repayment of debt	58,891	-
Loss on impairment of intangible assets (Note 7)	291,994	-
Derivative liability fair value adjustment (Note 11)	(3,905,625)	2,053,157

	(2,662,734)	(2,389,070)

Changes in non-cash working capital
Trade and other receivables	(4,595)	2,295
Prepaid expenses and deposits	66,500	91,689
Trade and other payables	856,362	687,374

	918,267	781,358

Cash flows used by operations	(1,744,467)	(1,607,712)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(208,229)	(4,424)
Proceeds on disposal of assets	8,908	-
Incorporation of Genoil Emirates	-	(64,901)
Acquisitions of Two Hills Environmental (Note 8)	-	(100,000)

Cash flows used by investing activities	(199,321)	(169,325)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of related party advances (Note 5)	-	(172,124)
Advances to related parties (Note 5)	(62,692)	(31,400)
Advance from (repayment to) investors	224,018	(168,289)
Issuance of common shares	987,560	619,028
Proceeds from issuance of promissory notes	373,567	50,700
Repayment of promissory notes	(27,549)	-
Repayment of convertible notes	(153,213)	-
Issuance of warrants included in derivative liability	512,250	1,576,089

Cash flows provided by financing activities	1,853,941	1,874,004

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(89,847)	96,967
Cash and cash equivalents, beginning of year	125,430	9,140
Foreign exchange translation	1,625	19,323

CASH AND CASH EQUIVALENTS, END OF YEAR	$37,208	$125,430

Supplemental cash flow information (Note 18)

See accompanying notes to consolidated financial statements.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of the Company as at and for the years ended December 31, 2011 and 2010 comprise the Company and its subsidiaries, Genoil USA Inc., Genoil Emirates LLC (“Emirates LLC”) and Two Hills Environmental Inc. (“Two Hills”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

Going concern

These consolidated financial statements have been prepared on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future. As at December 31, 2011, the Company has a working capital deficiency of $3,300,571 (2010 - $2,225,854) and for the year ended December 31, 2011 has incurred a loss of $1,758,748 (2010 - $7,856,827).

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its technologies, and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During 2011, the Company received net cash proceeds of $1,853,941 pursuant to financing activities.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. BASIS OF PREPARATION

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (hereinafter referred to as “IFRS”) and are the Company’s first set of annual consolidated financial statements prepared under IFRS. These consolidated financial statements were authorized for issue by the Board of Directors on April 30, 2012.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

2. BASIS OF PREPARATION (CONTINUED)

(b) Basis of presentation

The preparation of these consolidated financial statements resulted in changes to the accounting policies as compared with the audited December 31, 2010 consolidated financial statements prepared under Canadian Generally Accepted Accounting Principles (“GAAP”).

The accounting policies set out in Note 3 have been applied consistently to all periods presented in these consolidated financial statements. They also have been applied in preparing an opening IFRS consolidated statement of financial position at January 1, 2010 for the purpose of the transition to IFRS, as required by IFRS 1 First Time Adoption of International Financial Reporting Standards (“IFRS 1”). The impact of the transition from GAAP to IFRS is explained in Note 24.

(c) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for held for trading financial assets and the derivative liability which are measured at fair value with changes in fair value recorded in earnings. The methods used to measure fair values are disclosed in Note 4.

(d) Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency and presentation currency.

The financial statements of subsidiaries that have a functional currency different from that of Company (“foreign operations”) are translated into Canadian dollars as follows:

§	Assets and liabilities – at the closing rate at the date of the statement of financial position;

§	Income and expenses – at the average rate of the period which is considered a reasonable approximation to actual rates; and

§	Foreign currency translation differences are recognized in other comprehensive income.

When the Company disposes of its entire interest in a foreign operation, or loses control, joint control, or significant influence over a foreign operation, the foreign currency transaction gains or losses accumulated in other comprehensive income related to the foreign operation are recognized in profit or loss. If the Company disposes of part of an interest in a foreign operation which remains a subsidiary, a proportionate amount of foreign currency gains or losses accumulated in other comprehensive income related to the subsidiary is reallocated between controlling and non-controlling interests.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

2. BASIS OF PREPARATION (CONTINUED)

(e) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, estimates are subject to measurement uncertainty and changes in such estimates in future periods could require a material change in the financial statements. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

In the process of applying the Company’s accounting policies, management has made the following judgments, apart from those involving estimates, which may have the most significant effect on the amounts recognized in the consolidated financial statements.

(i) Going concern

These consolidated financial statements have been prepared in accordance with IFRS on a going concern basis, which assumes the realization of assets and discharge of liabilities in the normal course of business within the foreseeable future. As discussed in Note 1, a number of conditions exist that indicate the existence of a material uncertainty, which may cast significant doubt about the Company’s ability to continue as a going concern, and, therefore, that the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The ability of the Company to operate on a going concern basis is also dependent upon achieving profitable operations, commercializing its technologies, and obtaining the necessary financing in order to develop these technologies further. These consolidated financial statements do not include any adjustments in the carrying values of assets and liabilities, the reported revenues and expenses, and the statement of cash flow classifications used, that might result from the outcome of this uncertainty, and such adjustments may be material.

(ii) Depreciation

Depreciation expense is an estimate designed to apportion the value of depreciable assets over their estimated useful lives. The Company estimates the useful life of its property and equipment and intangible assets based on past experience, industry practices and the market for these assets. Differences between the actual useful lives of these assets and estimates can materially affect future results and depreciation expense.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

2.	BASIS OF PREPARATION (CONTINUED)

(iii) Impairment indicators and calculation of impairment

At the end of each reporting period, the Company assesses whether there is an indication that the carrying values of property and equipment and intangible assets are not recoverable or impaired. Such circumstances include incidents of physical damage and changes in the regulatory and/or operating environment. When management judges that circumstances possibly indicate impairment, property, plant and equipment and intangible assets are tested for impairment by comparing the carrying values to their recoverable amounts. The recoverable amounts of cash generating units (“CGU”) are the higher of fair value less costs to sell (“FVLCS”) and value in use (“VIU”). FVLCS is the amount obtainable from the sale of an asset or CGU in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal. The determination of VIU requires the estimation and discounting of cash flows which involves key assumptions that consider all information available on the respective testing date. Management exercises judgment, considering past and actual performances as well as expected developments in the respective markets and in the overall macro-economic environment and economic trends to model and discount future cash flows.

(iv) Stock options and warrants

The Company uses the Black-Scholes pricing model to estimate the fair value of stock options, and warrants, which is based on significant assumptions such as volatility, dividend yield and expected term.

(v) Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. As such income taxes are subject to measurement uncertainty.

The Company recognizes deferred income tax assets to the extent that it is probable that taxable profit will be available to allow the benefit of that deferred income tax asset to be utilized. Assessing the recoverability of deferred income tax assets requires the Company to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred income tax assets recorded at the reporting date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which the Company operates could limit the ability of the Company to obtain tax deductions in future periods.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

2.	BASIS OF PREPARATION (CONTINUED)

(vi) Contingencies

By their nature, contingencies will only be resolved when one or more future events or fail to occur. The assessment of contingencies inherently involves the exercise significant judgment and estimates of the outcome of future events.

3. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a) Basis of Consolidation:

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The Company has the following subsidiaries:

§	Genoil USA Inc., incorporated in Delaware, United States, which is a wholly-owned subsidiary of the Company.

§	Genoil Emirates LLC, incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates.

Emirates LLC is jointly-owned by S.B.K. Commercial Business Group LLC and the Company. As at December 31, 2011, the Emirates LLC had not yet commenced operations and holds no assets.

§	Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly-owned subsidiary of the Company. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base.

The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth's surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

The financial results of the Company’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by the Company.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b) Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Generally, foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation‘s functional currency are recognized in the consolidated statement of loss and comprehensive loss.

(c) Financial instruments

All financial instruments are initially recognized at fair value on the consolidated statement of financial position. The Company has classified each financial instrument into one of the following categories: fair value through profit or loss (assets and liabilities), loans and receivables, financial assets available-for-sale, financial assets held–to-maturity, and other financial liabilities. Subsequent measurement of financial instruments is based on their classification.

(i)	Non-derivative financial instruments:

Non-derivative financial instruments comprise cash and cash equivalents, trade and other receivables, due from related parties, trade and other payables, due to related parties, due to investors, promissory notes and convertible notes. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non- derivative financial instruments are measured as described below:

Financial assets at fair value through profit or loss:

An instrument is classified at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management or investment strategy. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognized in profit or loss. The Company has classified cash and cash equivalents at fair value through profit or loss.

Compound Instruments:

Compound instruments, such as convertible notes, are separated into their liability and equity components using the effective interest method. The liability component accretes up to the principal balance at maturity. The equity component will be reclassified to share capital upon conversion. Any balance in equity that remains after the settlement of the liability is transferred to contributed surplus. The equity portion is recognized net of deferred income taxes and deferred issue costs.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other:

Other non-derivative financial instruments, such as trade and other receivables, due from related parties, trade and other payables, due to related parties, due to investors, the liability component of warrants issued, and promissory notes are measured at amortized cost using the effective interest method, less any impairment losses.

(ii) Derivative financial instruments:

The Company evaluates all financial instruments for freestanding and embedded derivatives. Warrants and options do not have readily determinable fair values and therefore require significant management judgment and estimation. The Company uses the Black-Scholes pricing model to estimate the fair value of warrants at the end of each reporting period. Inputs into the Black-Scholes pricing model require estimates, including such items as estimated volatility of the Company’s stock and the estimated life of the financial instruments being fair valued.

The warrants issued in currencies other than the functional currency are considered derivative liabilities as the warrants are convertible into CAD denominated common shares at a USD exercise price. As a result, the Company recognizes the fair values of the derivative components at the date of issuance, with the remainder of the proceeds attributed to the derivative liability. The derivative liability is marked-to-market at each reporting date using the Black-Scholes pricing model to estimate the fair value. Movement in the fair value of the derivative liability are charged to the consolidated statement of loss during the financial period in which they are incurred.

(iii) Share capital:

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(d) Cash and cash equivalents

Cash includes cash on hand and cash at banks. Cash equivalents include short term deposits held in money market funds with original maturities of less than three months and that are not subject to any risk of change in value.

(e) Trade and other receivables

Trade and other receivables, except for taxes prepaid and advances to suppliers, are initially recognized at fair value and subsequently accounted at amortized cost using the effective interest method less provision for impairment of such receivables. Taxes prepaid and advances to suppliers are accounted for at actually paid amounts. A provision for impairment of trade and other receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The amount of the provision is recognised in the consolidated statement of loss. The primary factors that the Company considers whether a receivable is impaired is its overdue status.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(f) Property and equipment

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost is determined as the expenditure directly attributable to the asset at acquisition, only when it is probable that future economic benefits will flow to the Company and the cost can be reliably measured. When an asset is disposed of, its carrying cost is derecognized. All repairs and maintenance costs are charged to the consolidated statement of loss during the financial period in which they are incurred.

Depreciation over the estimated useful life of assets is provided on the following bases and annual rates:

Type	Method	Rate
Office Equipment	Straight line	5 years
Upgrader	Straight line	15 years
Crystal Sea Unit	Straight line	15 years

The Company allocates the amount initially recognized in respect of an item of property and equipment to its significant components and depreciates separately each such component, where applicable. The estimated residual value and useful lives of the property and equipment are reviewed at the end of each reporting period and adjusted if required.

The gains or losses on disposal of an item of property or equipment are determined by comparing the proceeds from disposal with the carrying amount of the property and equipment and are included as part of other comprehensive income/expenses in the consolidated statement of loss.

(g) Intangible assets

Intangible assets acquired outside business combinations are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated depreciation and any accumulated impairment losses. Internally generated intangible assets are not capitalized and the expenditure is reflected in the consolidated statement of loss in the period in which the expenditure is incurred.

Intangible assets resulting from an acquisition are recorded at fair value. Fair value is estimated by management based on the expected discounted future cash flows associated with the intangible asset. Intangible assets with a finite life are amortized over the estimated useful life and intangible assets with an indefinite life are not subject to depreciation. Intangible assets are tested for impairment at each reporting period. Any impairment is identified by comparing the fair value of the intangible asset to its carrying value. Any excess of the carrying value of the intangible asset over the implied fair value is the impairment amount and will be charged to profit in the period of the impairment.

Patents and technology rights are recorded at cost and are amortized at 10% on a declining-balance basis. Pending patent costs have been included in the consolidated statement of loss and are not amortized until patents are registered.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)	Impairment of assets

(i) Financial assets

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and its recoverable amount.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in the consolidated statement of comprehensive loss.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost the reversal is recognized in the consolidated statement of comprehensive loss.

(ii) Non-financial and intangible assets

The carrying amount of the Company’s property and equipment and intangible assets with a finite useful life are assessed for impairment indicators at each reporting date to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the assets is estimated in order to determine the extent of the impairment loss, if any.

An impairment loss is recognized for the amount by which the assets carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's, or group of assets’, estimated fair value less cost to sell and its value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable independent cash inflows (a cash generating unit or "CGU")

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but limited to the carrying value that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of comprehensive loss.

Assets that have an indefinite useful life and goodwill are not subject to depreciation and are tested for impairment at each reporting date and when there is an indication of potential impairment. Impairment of goodwill is not reversed.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i) Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event that can be estimated with reasonable certainty and are measured at the amount that the Company would rationally pay to be relieved of the present obligation. To the extent that provisions are estimated using a present value technique, such amounts are determined by discounting the expected future cash flows at a risk-free pre-tax rate and adjusting the liability for the risks specific to the liability.

(j) Trade and other payables

Trade and other payables are accrued when the counterparty performed its obligations under the contract. Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

(k) Operating leases

Where the Company is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership from the lessor, the total lease payments are charged to profit or loss on a straight-line basis over the term of the lease.

(l) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in the consolidated statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m) Finance income and expenses

Finance expenses include interest expense on financial liabilities, accretion expense on convertible notes, and foreign exchange losses. Interest expense is recognized as amounts accrue in the consolidated statement of loss using the effective interest rate method.

Foreign currency gains and losses, reported under finance income and expenses, are reported on a net basis.

(n) Share-based payments

The Company grants options to purchase common shares to employees and directors under its stock option plan. Share-based payments to these individuals are measured at the fair value of the options issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(o) Per share amounts

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options are used to repurchase shares at the current market price.

(p) Segment reporting

The Company specializes in two technologies: proprietary upgrader technology for use in the oil industry and technology in oil and water separation systems. Substantially all of the Company's operations and assets are in Canada and are focused on development and commercialization of both technologies, which are currently considered one industry and reportable operating segment.

(q) New standards and interpretations not yet adopted:

The following pronouncements from the IASB will become effective for financial reporting periods beginning on or after January 1, 2013 and have not yet been adopted by the Company. All of these new or revised standards permit early adoption with transitional arrangements depending on the date of initial application.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following standards and interpretations have not been in effect as they will only be applied for the first time in future periods. They may result in consequential changes to the accounting policies and other note disclosures. The Company is currently evaluating the impact of adopting all of the newly issued and amended standards.

IFRS 10, “Consolidated Financial Statements” replaces IAS 27 “Consolidated Separate Financial Statements”. It introduces a new principle-based definition of control, applicable to all investees to determine the scope of consolidation. The standard provides the framework for consolidated financial statements and their preparation based on the principle of control.

IFRS 11 “Joint Arrangements” replaces IAS 31, “Interests in Joint Ventures”. IFRS 11 divides joint arrangements into two types, each having its own accounting model. A “joint operation” continues to be accounted for using proportionate consolidation, whereas a “joint venture” must be accounted for using equity accounting. This differs from IAS 31, where there was the choice to use proportionate consolidation or equity accounting for joint ventures. A “joint operation” is defined as the joint operators having rights to the assets, and obligations for the liabilities, relating to the arrangement. In a “joint venture”, the joint ventures partners have rights to the net assets of the arrangement, typically through their investment in a separate joint venture entity.

IFRS 12 “Disclosure of Interests in Other Entities” is a new standard, which combines all of the disclosure requirements for subsidiaries, associates and joint arrangements, as well as unconsolidated structured entities.

IFRS 13 “Fair Value Measurement” is a new standard meant to clarify the definition of fair value, provide guidance on measuring fair value and improve disclosure requirements related to fair value measurement.

IAS 1 “Presentation of Items of Other Comprehensive Income” was amended in June 2011 to separate items of other comprehensive income that may be subsequently reclassified to income. The standard is required to be adopted for periods beginning on or after July 1, 2012.

IAS 27 “Separate Financial Statements” has been amended to focus solely on accounting and disclosure requirements when an entity presents separate financial statements, due to the issuance of the new IFRS 10 which is specific to consolidated financial statements.

IAS 28 “Investments in Associates and Joint Ventures” has been amended as a result of the issuance of IFRS 11 and the withdrawal of IAS 31. The amended standard sets out the requirements for the application of the equity method when accounting for interests in joint ventures, in addition to interests in associates.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In November 2009, the IASB published IFRS 9, “Financial Instruments,” which covers the classification and measurement of financial assets as part of its project to replace IAS 39, “Financial Instruments: Recognition and Measurement.” In October 2010, the requirements for classifying and measuring financial liabilities were added to IFRS 9. Under this guidance, entities have the option to recognize financial liabilities at fair value through earnings. If this option is elected, entities would be required to reverse the portion of the fair value change due to a company’s own credit risk out of earnings and recognize the change in other comprehensive income. IFRS 9 is effective for the Company on January 1, 2015. Early adoption is permitted and the standard is required to be applied retrospectively.

4. DETERMINATION OF FAIR VALUES

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

§	Level 1 – quoted prices in active markets for identical assets or liabilities;

§	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and

§	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs. The derivative liability has been measured using level 3 inputs.

(a) Current assets and current liabilities

The fair value of cash and cash equivalents, trade and other receivables, trade and other payables, due to investors, promissory notes and amounts due to/from related parties is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At December 31, 2011 and December 31, 2010, the fair value of these balances approximated their carrying value due to their short term to maturity.

(b) Convertible notes

The carrying value of convertible notes includes the liability component and the equity component related to the conversion feature of the debentures. The liability component is recognized at its fair value on the date of issuance based on the discounted present value of future cash flows, with the remainder of the proceeds attributed to the equity component. Subsequent to issuance, the liability component is accreted up to face value using the effective interest method.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

4. DETERMINATION OF FAIR VALUES (CONTINUED)

(c) Stock options and warrants

The fair values of stock options and warrants are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behaviour), expected dividends, and the risk-free interest rate.

5. RELATED PARTY TRANSACTIONS
	December 31	December 31	January 1
	2011	2010	2010

Due from related parties	$ 94,092	$ 31,400	$(172,124)

In 2010, an advance of $31,400 was made to an officer of the Company. This loan is non-interest bearing with no set terms of repayment. During the year ended December 31, 2011, the Company advanced a net amount of $62,692 to an officer of the Company resulting in a balance of $94,092 outstanding as at December 31, 2011, which approximates fair value.

Funds were advanced to the Company in 2009 from officers and companies controlled by officers totaling $172,124. These loans were repaid through the private placement that was conducted in February 2010.

Included in administrative expenses for the year ended December 31, 2011 are consulting fees of $nil (December 31, 2010 – $7,500) paid to companies controlled by an officer of the Company.

These fees occurred in the normal course of operations and have been recognized at the agreed to exchange amount which in the opinion of management approximates fair value of the services rendered.

Key management compensation is comprised of the following:
	Year ended December 31
	2011	2010

Salaries and wages	$ 87,500	$ 87,500
Short-term employee benefits	3,283	2,733
Share-based payments (1)	227,541	1,639,877

	$ 318,324	$ 1,730,110

(1)	Represents share based payment expense associated with options granted to key management as recognized in the consolidated statement of loss.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

6. PROPERTY AND EQUIPMENT

	Land	Office		Crystal Sea
	(Note 8)	equipment	Upgrader	unit	Total
Cost or deemed cost
As at January 1, 2010	$ -	$ 258,757	$ 4,153,455	$ -	$ 4,412,212
Additions	54,060	4,423	-	-	58,483

As at December 31, 2010	54,060	263,180	4,153,455	-	4,470,695
Additions	-	3,492	30,000	174,736	208,228
Disposals	-	-	(300,000)	-	(300,000)

As at December 31, 2011	$ 54,060	$ 266,672	$ 3,883,455	$ 174,736	$ 4,378,923

Accumulated depreciation
As at January 1, 2010	$ -	$ 243,101	$ 2,220,341	$ -	$ 2,463,442
Depreciation	-	11,128	276,898	-	$ 288,026

As at December 31, 2010	-	254,229	2,497,239	-	2,751,468
Depreciation	-	5,363	268,896	-	274,259
Disposals	-	-	(90,000)		(90,000)

As at December 31, 2011	-	259,592	2,676,135	-	2,935,727

Net book value
As at January 1, 2010	-	15,656	1,933,114	-	1,948,770
As at December 31, 2010	54,060	8,951	1,656,216	-	1,719,227
As at December 31, 2011	54,060	7,080	1,207,320	174,736	1,443,196

During July 2011, the Company disposed of ancillary redundant parts of the bitumen upgrader plant that was purchased in December 2007. These parts approximated 50% of the original cost and were sold as scrap metal for $8,908. The net cost of parts sold for scrap was $210,000, with a loss on disposal of $201,092. The remainder of the bitumen upgrader plant will be used for parts as needed on the Two Hills pilot plant.

During 2011, the Company reclassified $174,736 of costs incurred to produce the Crystal Sea unit from expenses to property and equipment. There was no depreciation expense relating to the Crystal Sea unit during 2011 as the unit is not yet in the location necessary for it to be capable of operating in the manner intended by management.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

7. INTANGIBLE ASSETS

Mineral
	Technology		Rights
	Rights	Patents	(Note 8)	Total

Cost or deemed cost
As at January 1, 2010	$ 3,833,437	$ 856,649	$ -	$ 4,690,086
Additions	-	-	1,628,685	1,628,685

As at December 31, 2010	3,833,437	856,649	1,628,685	6,318,771
Additions	-	-	-	-
Impairment	(881,507)	-	-	(881,507)

As at December 31, 2011	$ 2,951,930	$ 856,649	$ 1,628,685	$ 5,437,264

Accumulated depreciation
As at January 1, 2010	$ 2,298,175	$ 508,351	$ -	$ 2,806,526
Depreciation	153,526	34,830	-	188,356

As at December 31, 2010	2,451,701	543,181	-	2,994,882
Depreciation	138,174	31,347	-	169,521
Impairment	(589,513)	-	-	(589,513)

As at December 31, 2011	$ 2,000,362	$ 574,528	$ -	$ 2,574,890

Net book value
As at January 1, 2010	$ 1,535,262	$ 348,298	$ -	$ 1,883,560
As at December 31, 2010	$ 1,381,736	$ 313,468	$ 1,628,685	$ 3,323,889
As at December 31, 2011	$ 951,568	$ 282,121	$ 1,628,685	$ 2,862,374

During 2011, the Company incurred a loss on impairment of intangible assets of $291,994 (2010 - $Nil) for technology rights no longer is use by the Company. Management wrote-off these technology rights in the consolidated statement of loss as they related to technologies that were no longer being pursued by the Company.

8. ACQUISITION OF TWO HILLS ENVIRONMENTAL INC.

In December 2010, the Company acquired 100% of the issued and outstanding common shares of Two Hills Environmental Inc. (“Two Hills”). This acquisition conveyed to the Company surface title to 147 acres of land, together with certain subsurface mineral rights contained within 2,500 adjacent acres and access to 388,550 cubic meters of water to be derived yearly from the North Saskatchewan River.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

8. ACQUISITION OF TWO HILLS ENVIRONMENTAL INC. (CONTINUED)

The Company paid a cash deposit of $100,000, issued 2,500,000 common shares of the Company to the former shareholder of Two Hills and 2,500,000 common shares of the Company to a debtor and issued 250,000 options at an exercise price of C$0.295 for both common shares and share purchase warrants. A total of 5,000,000 shares of the Company were issued in December 2010. $73,750 was included in trade and other payables at December 31, 2010 representing the value of the remaining 250,000 shares issued in January 2011.

The $1,682,745 purchase price was an arm's length transaction of which $54,060 was allocated to land (Note 5) and $1,628,685 was allocated to mineral rights (Note 7).

9. PROMISSORY NOTES

In October 2010, the Company issued promissory notes in the amount of $50,700. The promissory notes are unsecured and bear interest at 8% per annum. The principal amount and accrued interest was due on April 6, 2011. The promissory notes were extended for another six months with the provision that interest on one of the notes increases to 12% until repayment. One of the promissory notes was repaid in November 2011 in the amount of $27,549 leaving one note outstanding in the amount of $25,746. As at December 31, 2011, the reported amount of promissory notes includes $3,002 of accrued interest (December 31, 2010 – $962).

In June 2011, the Company issued promissory notes in the amount of $346,018 (US$340,000). The promissory notes are unsecured and bear interest at 8% per annum. The notes are due on December 31, 2011. As at December 31, 2011, the reported amount of promissory notes includes $13,987 of accrued interest. Negotiations were in progress at year end to renew the promissory notes for another six months based on regulatory approval. As at the date of the audit report, regulatory approval had not yet been obtained.

10. CONVERTIBLE NOTES
	Series A	Series E	Total

Gross amount received	$ 5,638,220	$ 1,227,356	$ 6,865,576
Value of warrants and conversion option	(3,822,864)	(166,216)	(3,989,080)

Fair value of repayment obligation	$ 1,815,356	$ 1,061,140	$ 2,876,496

Balance, January 1, 2010	$ 173,823	$ 1,379,275	$ 1,553,098
Accretion	20,860	45,030	65,890
Interest accrued	–	171,419	171,419

Balance, December 31, 2010	$ 194,683	$ 1,595,724	$ 1,790,407
Accretion	19,996	22,946	42,942
Interest accrued	-	169,271	169,271
Redemption	(94,322)	-	(94,322)

December 31, 2011	$ 120,357	$ 1,787,941	$ 1,908,298

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

10. CONVERTIBLE NOTES (CONTINUED)

Series A

On December 23, 2004, the Company issued $5,638,220 of non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

During November 2007, at the request of a large note holder, notes with a face value of $4,902,800 were converted into 2,785,681 preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - the same number the convertible notes would have been convertible to. The preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This value was allocated between long term debt and equity using the same basis as at the original issue of the notes. The fair value of the debt portion was calculated by discounting the face value at 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 being recorded, while contributed surplus was reduced by $4,432,786. Had the Company used a market rate of 18%, a gain of $94,312 would have been recorded.

In September 2011, two notes with a book value of $94,322 were repaid in the amount of $153,213 resulting in a loss on repayment of $58,891.

Series E

On October 6, 2008, series E notes were issued with a face value of $1,227,356. Approximately 90% of the amount is due to companies controlled by the Chairman and CEO. The notes had a term of one year, carry interest at 12% p.a., accrued semi-annually, and are convertible into common shares of the Company at $0.27 per share at the option of the holder. The note holders also received 1,136,442 warrants to purchase the same number of common shares of the Company at $0.41 per share.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

10. CONVERTIBLE NOTES (CONTINUED)

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 28%, was estimated to be $1,061,140 on the date the agreement was signed. A total of $32,275, was allocated to the fair value of the warrants and $133,941 was allocated to the conversion option. The debt discount is being accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 127%; risk-free rate of 2.93%; and expected life of 1 year.

At October 6, 2009, the notes were extended for another year. As a result of this extension, the $49,798 fair value of the warrant extension was recorded as a reduction to the note payable and accreted over the term of the debt.

The notes were again renewed at October 6, 2010 for another year. As a result of this extension, the $30,455 fair value of the warrant extension was recorded as a reduction to the note payable and is being accreted over the term of the debt. $22,841 was credited to contributed surplus for the fair value of the extension net of $7,614 of deferred taxes.

As at December 31, 2011, the Company was in negotiations to renew the convertible notes for another year.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

11. SHARE CAPITAL

(a) Authorized

Unlimited number of common shares without par value

10,000,000 Class A Preferred shares, issuable in series, none of which are outstanding

(b) Issued and outstanding common shares

	Number	Amount

Balance, January 1, 2010	276,673,669	$ 52,207,086

Private placements (i)	13,559,228	298,623
Shares issued for debt (ii)	3,647,139	724,575
Acquisition of Two Hills Environmental (iii)	5,000,000	1,475,000
Exercise of warrants (iv)	1,328,893	471,470
Exercise of options (v)	936,500	224,686
Share issue expenses	–	(41,845)

Balance, December 31, 2010	301,145,429	$ 55,359,595

Private placement (vi), (ix)	6,693,207	330,219
Acquisition of Two Hills Environmental (iii)	250,000	73,750
Exercise of warrants (vii)	1,703,846	532,668
Exercise of options (viii)	100,000	23,992
Shares issued for debt (x)	8,372,059	649,957
Share issue expenses	–	(4,015)

Balance, December 31, 2011	318,264,541	$ 56,966,166

(i)	In February 2010, the Company raised US$762,900 through a private placement, issuing 5,866,920 common shares at US$0.13 and 5,866,920 warrants with an exercise price of US$0.20 and a two-year term. $128,426 was allocated to share capital and the estimated $678,895 fair value of warrants was recorded as a derivative liability.

In June 2010, the Company completed a private placement for US$1,000,000 at US$0.13 per common share, issuing 7,692,308 common shares with an attached warrant exercisable at US$0.18 with a two-year term. $170,198 was allocated to share capital and the estimated $858,903 fair value of warrants was recorded as a derivative liability.

(ii)	The Company completed two shares-for-debt transactions in February 2010. One transaction issued 1,308,486 common shares at US$0.13, and the other transaction issued 149,258 common shares at US$0.13 and 37,314 non-transferable share purchase warrants with an exercise price of US$0.20. $196,540 was allocated to share capital and the estimated $4,296 fair value of warrants was recorded as a derivative liability.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

11. SHARE CAPITAL (CONTINUED)

In May 2010, the Company issued 810,279 common shares at a deemed price of $0.09 per share to conclude a definitive shares for debt settlement agreement with related parties for unpaid salaries. The total amount of indebtedness settled in this regard was $72,925.

The Company completed a shares-for-debt transaction in December 2010 issuing 1,379,116 common shares at $0.33 and allocating $455,110 to share capital.

(iii) Consideration for the Two Hills acquisition (Note 8) included 5,000,000 common shares and 250,000 share purchase warrants at a deemed price of $0.295 for both common shares and share purchase warrants, of which 5,000,000 common shares were issued in 2010 with a total of $1,475,000 allocated to share capital and 250,000 common shares were issued in 2011 for $73,750 allocated to share capital. The estimated fair value of warrants of $33,995 was credited to contributed surplus in 2010.

(iv) During 2010, the Company issued 1,328,893 common shares on the exercise of the same number of warrants for cash proceeds of $265,136 and a pro-rata portion of fair value of $113,957 reclassified to share capital from derivative liability.

(v) During 2010, the Company issued 936,500 common shares on the exercise of the same number of stock options for cash proceeds of $131,110 and a pro-rata portion of fair value of $93,576 reclassified from contributed surplus.

(vi) In April 2011, the Company completed a private placement for US$310,000 at US$0.20 per common share, issuing 1,550,000 common shares with an attached warrant exercisable at US$0.20 with a two-year term. $141,818 was allocated to share capital and the estimated $162,207 fair value of warrants was recorded as a derivative liability.

(vii) During 2011, the Company issued 1,703,846 common shares on the exercise of the same number of warrants for cash proceeds of $303,228 and a pro-rata portion of fair value of $179,153 reclassified to share capital from derivative liability.

(viii)In January 2011, the Company issued 100,000 common shares on the exercise of the same number of stock options for cash proceeds of $14,000 and a pro-rata portion of fair value of $9,992 reclassified from contributed surplus.

(ix) In November 2011, the Company completed a private placement for US$514,321 at US$0.10 per common shares, issuing 5,143,207 common shares with an attached warrant exercisable at US$0.10 with a five year term. $188,401 was allocated to share capital and the estimated $350,041 fair value of warrants was recorded as a derivative liability.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

11.	SHARE CAPITAL (CONTINUED)

	(x)	In 2011, the Company completed three shares-for-debt transactions. In the first transaction, the Company issued 747,714 shares at $0.20 and allocated $149,543 to share capital. For the second transaction, the Company issued 7,067,089 shares at $0.10 and 3,000,000 warrants at with an exercise price of US$0.11; $436,330 was allocated to share capital and an estimated fair value on the warrants of $270,379 was recorded as a derivative liability. The third transaction issued 557,256 common shares at $0.115 and allocated $64,084 to share capital.

Upon transition to IFRS, the warrants issued in US dollars represented a derivative financial instrument recognized at fair value on the date of issuance and is recorded as a derivative liability.

As at December 31, 2011, the derivative component was determined to be $393,741 (December 31, 2010 - $4,105,286; January 1, 2010 - $716,369). The fair value adjustment on derivative liability was a gain of $3,905,625 (2010 – loss of $2,053,157) which represents the movement in the fair value of the derivative liability during the year plus the net issuance/exercise of warrants of $194,080 (2010 - $1,335,760).

The fair value of warrants issued during 2011 and 2010 and as at January 1, 2010 were estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2011	2010	2009

Volatility	110% - 115%	121% - 125%	114% - 120%
Expected life	2 years	2 years	1.2 years
Risk-free rate	1.08% - 1.81%	1.21% - 1.70%	0.8% - 1.3%
Dividend yield	Nil	nil	nil
Weighted average fair value	$0.08	$0.21	$0.27

12. SHARE-BASED PAYMENTS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 60,949,855 (2010 – 56,799,667). The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

12. SHARE-BASED PAYMENTS (CONTINUED)

A continuity of stock options is as follows:

	Number of	Weighted-Average
	Options	Exercise Price

Balance, January 1, 2010	43,730,000	$0.35
Granted	19,199,667	0.18
Exercised	(936,500)	(0.14)
Expired	(6,130,000)	(0.75)

Balance, December 31, 2010	55,863,167	0.25
Granted	12,105,333	0.19
Exercised	(100,000)	(0.14)
Cancelled	(550,000)	(0.23)
Expired	(6,650,000)	(0.45)

Balance, December 31, 2011	60,668,500	0.22

The following is a summary of options outstanding and exercisable as at December 31, 2011:

	Outstanding			Exercisable

			Weighted			Weighted
	Number of	Remaining	Average		Remaining	Average
	Options	Contractual	Exercise	Number of	Contractual	Exercise
Range	Outstanding	Life	Price	Options Vested	Life	Price

$0.00 to $0.39	55,718,500	2.96	0.18	55,718,500	2.96	0.18
$0.40 to $0.79	4,950,000	0.91	0.68	4,950,000	0.91	0.68

	60,668,500	2.79	0.22	60,668,500	2.79	0.22

During the year ended December 31, 2011, the Company recognized $1,744,590 (2010 –$2,635,046) of share-based payment compensation. As at December 31, 2011, the Company’s remaining unvested share-based payment compensation is $ nil (2010 - $45,580).

The fair value of stock options granted during 2011 and 2010 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2011	2010

Volatility	106% - 121%	103% - 115%
Expected life	0.9 – 2.9 years	1.8 – 4.9 years
Risk-free rate	1.57% - 2.31%	1.35% - 2.22%
Dividend yield	Nil	nil
Forfeiture rate	0%	8 – 20%
Weighted average fair value	$0.14	$0.18

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

13. WARRANTS

A summary of the changes in share purchase warrants outstanding and exercisable at the end of the period is as follows:

C$ Warrants
	Number of	Weighted-Average
	C$ Warrants	Exercise Price

Balance, January 1, 2010	1,136,442	C$0.41
Issued	1,386,442	0.39
Expired	(1,136,442)	(0.41)

Balance, December 31, 2010	1,386,442	0.39
Expired	(1,386,442)	(0.39)

Balance, December 31, 2011	-	C$ -

US $ Warrants
	Number of	Weighted-Average
	US$ Warrants	Exercise Price

Balance, January 1, 2010	16,855,697	US$0.26
Issued	13,596,542	0.19
Exercised	(1,328,893)	(0.20)
Expired	(4,071,372)	(0.44)

Balance, December 31, 2010	25,051,974	0.20
Issued	9,693,207	0.12
Exercised	(1,703,846)	(0.18)
Expired	(11,728,820)	(0.20)

Balance, December 31, 2011	21,312,515	US$0.16

The following is a summary of US$ warrants outstanding and exercisable as at December 31, 2011:

		Weighted-	Remaining
	Total Number	Average	Contractual Life
Range of Exercise Prices	of Warrants	Exercise Price	(Years)

US$0.00 to $0.79	21,217,819	US$0.16	2.25
US$0.80 to $1.19	94,696	US$0.99	1.17

	21,312,515	US$0.16	2.25

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

14. LOSS PER SHARE

Basic loss per share is calculated as follows:

	Year ended
	December 31
	2011	2010

Loss for the year	$ (1,758,748)	$ (7,856,827)

Weighted average number of shares – basic:	306,996,842	289,870,177

Loss per share – basic:	$ (0.01)	$ (0.03)

The effect of warrants and options is anti-dilutive in loss periods.

15. CONTRIBUTED SURPLUS

Balance, January 1, 2010	$ 14,617,910
Stock-based compensation	2,635,046
Options exercised	(93,576)
Warrants issued	3,539
Equity portion of convertible notes	30,455

Balance, December 31, 2010	$ 17,193,374
Stock-based compensation	1,744,590
Options exercised	(9,992)

Balance, December 31, 2011	$ 18,927,972

16. FINANCE EXPENSE

	Year ended
	December 31
	2011	2010

Interest on convertible notes	$ 199,727	$ 171,420
Interest on promissory notes	18,623	962
Accretion of convertible notes	42,942	65,890
Interest expense	3,052	25,995
Foreign exchange loss	70,116	20,954

	$ 334,460	$ 285,221

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

17. INCOME TAXES

The provision for income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for taxes differs from that computed using combined Canadian federal and provincial statutory corporate tax rates as follows:

	2011	2010

Loss before income taxes	$ 1,758,748	$ 7,856,827

Expected (recovery) expense at statutory tax rate of
26.5% (2010 – 28%)	(466,100)	(2,199,900)
Expiry of non-capital losses	-	817,900
Non-deductible share-based compensation	462,300	737,800
Non-deductible derivative liabilities fair value
adjustment	(1,035,000)	574,900
Other non-deductible items	29,100	40,800
Change in corporate tax rates and other	28,300	(54,700)
Change in unrecognized deferred tax assets	981,400	83,200

	$ –	$ –

The tax effects on major temporary differences that give rise to the deferred tax asset are as follows:

	December 31	December 31	January 1
	2011	2010	2010

Tax losses available for carry forward	$ 10,340,800	$ 9,599,600	$ 9,633,100
Long-term assets	1,356,400	1,122,800	1,006,500
Share issuance and financing costs	13,800	26,900	31,800
Convertible debenture	(8,200)	(27,900)	(33,200)
Unrecognized deferred tax assets	(11,702,800)	(10,721,400)	(10,638,200)

	$ -	$ –	$ –

The Company's deferred tax assets include approximately $55,000 (2010 – $107,500) related to deductions for share issue costs in excess of amounts deducted for financial reporting purposes.

The Company has approximately $2,901,541 (2010 – $2,901,541) of exploration and development costs which are available for deduction against future income for Canadian tax purposes.

The Company has incurred estimated losses in its Canadian and United States operations of $40,784,700 and $431,200 respectively for tax purposes which are available to reduce future taxable income and which expire in various amounts from 2014 to 2031. Such benefits will be recorded as an adjustment to the tax provision in the year realized.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

17. INCOME TAXES (CONTINUED)

Loss carryforwards relating to the Canadian operations are as follows:

2014	$ 3,679,863
2015	5,743,653
2026	9,342,800
2027	5,332,167
2028	8,841,143
2029	2,524,677
2030	2,483,948
2031	2,836,481

$ 40,784,732

18. SUPPLEMENTAL CASH FLOW DISCLOSURE

(a)	Interest and taxes

During 2011, the Company paid $3,114 (2010 – $26,032) of interest in cash. The Company did not pay any income taxes in 2011 or 2010.

(b)	Settlement of liabilities

During 2011, the Company settled $649,957 (2010 – $724,575) of trade and other payables through the issuance of common shares.

(c)	Acquisition

In 2011, the Company issued 250,000 common shares valued at $73,750 (2010 – 5,000,000 common shares valued at $1,475,000) as consideration for the acquisition of Two Hills Environmental (Note 8).

19. FINANCIAL RISK MANAGEMENT

The Company’s activities expose it to a variety of financial risks that arise as a result of its technology development and financing activities such as credit risk, liquidity risk and market risk. This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout these consolidated financial statements.

The Board of Directors oversees management’s establishment and execution of the Company’s risk management framework. Management has implemented and monitors compliance with risk management policies which are established to identify and analyse the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

19. FINANCIAL RISK MANAGEMENT (CONTINUED)

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company’s trade and other receivables primarily relate to Goods and Services Tax; amounts due from related parties are considered to be fully collectible. The Company’s cash and cash equivalents consist of cash in bank accounts and highly liquid bank deposits with original maturities of less than three months. Accordingly, the Company views credit risk as minimal.

The maximum exposure to credit risk is as follows:

	December 31	December 31	January 1
	2011	2010	2010

Current assets:
Cash and cash equivalents	$ 37,208	$ 125,430	$ 9,140
Trade and other receivables	16,604	12,009	14,304
Due from related parties	94,092	31,400	–

	$ 147,904	$ 168,839	$ 23,444

(b)	Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. There is presently significant liquidity risk in that the Company will not be able to meet its financial obligations as they come due (Note 1). The Company aims to maintain sufficient capital in order to meet short-term business requirements, after taking into account cash flows from operations and the Company’s holdings of cash and cash equivalents. The Company’s cash and cash equivalents are invested in business accounts, which are available upon demand for the Company’s requirements. Cash and cash equivalents are not invested in any asset-backed deposits or investments.

The following are contractual maturities of financial liabilities, including estimated interest payments as at December 31, 2011:

		Total
	Carrying	contractual			2014 and
	amount	cash flows	2012	2013	beyond
	$	$	$	$	$

Trade and other payables	1,165,053	1,165,053	1,165,053	–	–
Due to investors	224,018	224,018	224,018	-	-
Promissory notes	388,753	388,753	388,753	-	-
Convertible notes	1,908,298	1,908,298	1,787,941	-	120,357

(c)	Currency risk:

Currency risk is the risk that a variation in exchange rates between the Canadian dollar and foreign currencies will affect the Company’s operating and financial results. The Company is exposed to currency risk arising from the translation of USD and other currency denominated monetary assets and liabilities into Canadian dollars.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

19. FINANCIAL RISK MANAGEMENT (CONTINUED)

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time and create foreign currency risk. As at December 31, 2011, the Company had certain obligations denominated in US dollars and there are no contracts in place to manage the exposure. As at December 31, 2011 the Company had US$19,104 (2010 -US$1,842) in cash and US$ 5,000 (2010 - US$48,769) included in trade and other payables which is subject to foreign exchange fluctuation. The Company's operations are not significantly exposed to foreign exchange risk and therefore a 1% movement in the USD would not have a material impact on the Company’s profit or loss.

(d)	Interest rate risk:

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is not exposed to significant interest rate risk due to the short-term nature of its monetary assets and liabilities and due to the long-term convertible notes not bearing interest. The Company has no variable interest-bearing financial liabilities. The Company had no interest rate swaps or financial contracts in place at December 31, 2011 or December 31, 2010. A 1% movement in interest rates would not have a material impact on the Company’s profit or loss.

20. CAPITAL MANAGEMENT

The Company's objectives when managing its capital are:

§	to maintain an appropriate balance between debt and equity sources of capital;

§	to manage a strong capital base so as to maintain investor, creditor and market confidence; and

§	to sustain future development of the business.

The Company defines its capital as follows:

§	equity; and

§	debt, including long and short-term portions.

	December 31	December 31	January 1
	2011	2010	2010

Equity	101,339	(1,482,707)	626,824
Debt	3,686,122	2,773,166	2,788,060

The Company is a public company and has established access to both public and private debt and equity markets. The Company anticipates continued long-term access to these markets to fund future operations and growth, although access in the current market may be restricted or unavailable.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

20. CAPITAL MANAGEMENT (CONTINUED)

All of the Company's debt is from parties related to the Company and has no covenants. Internally the Company strives to maintain sufficient capital to cover working capital needs, while avoiding undue dilution to shareholders. To date the Chairman and CEO has provided short term funding. In addition, the Company raised capital via private placements on a regular basis.

21. COMMITMENTS

The Company has entered into rental lease agreements ranging from 4 months to one year which require minimum lease payments of $132,273 in 2012.

Pursuant to the Shareholders Agreement pertinent to the formation of Emirates LLC in 2010, the Company is required to contribute an annual amount of approximately US$150,000 to cover third party charges relative to this company. This amount was outstanding for the 2011 year and therefore set up as a payable at December 31. Subsequent to December 31, 2011, payments of US$150,000 were made on this debt.

Contractual obligation repayment schedule:

2012	$ 282,273
2013	150,000
2014	150,000
2015	150,000
2016	150,000

22. CONTINGENCIES

The Company is involved in legal claims associated with the normal course of operations. Management believes they have made adequate provision for such legal claims.

23. SUBSEQUENT EVENTS

The Company is presently negotiating the renewal of the short term convertible notes that matured on October 6, 2011. These notes are held by directors and officers of the Company. The renewal of the notes requires TSX Venture Exchange approval.

The Company is also negotiating the renewal of the promissory notes that matured on December 31, 2011. The company is waiting for approval from the TSX Venture Exchange.

The Company intends to settle outstanding obligations in the amount of $385,041 through a shares for debt transaction. The Company is awaiting TSX Venture Exchange approval on this transaction.

The Company has raised $605,960 through a private placement. The 6,732,898 common share units are valued at $0.09 per unit with an attached warrant with an exercise price of $0.10 per share.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24. RECONCILIATION FROM CANADIAN GAAP TO IFRS

The Company’s accounting policies under IFRS differ from those previously followed under GAAP. These accounting policies (described in Note 3) have been applied for the year ended December 31, 2011, as well as to the opening consolidated statement of financial position on the transition date, January 1, 2010 and the comparative information for the year ended December 31, 2010.

On transition to IFRS on January 1, 2010, the Company used the IFRS mandatory exception for the retrospective application of certain IFRS whereby hindsight was not used to create or revise estimates and accordingly, the estimates previously made by the Company under GAAP are consistent with their application under IFRS.

The Company also applied the following exemptions to full retrospective application of IFRS in accordance with IFRS 1:

  Business combinations
  The Company had the option to apply IFRS 3 Business Combinations eitherretrospectively for all business combinations from a particular pre-transition date electedby the Company or prospectively from the transition date of January 1, 2010. TheCompany has elected the latter option.
  Share-based payments
  The Company has elected not to apply IFRS 2 Share-based Payments to equityinstruments granted after November 7, 2002 that had not vested by the transition date.
  Borrowing costs
  The Company has applied the borrowing cost exemption in IFRS 1. It has applied therequirement of IAS 23 Borrowing Costs to borrowing costs relating to qualifying assets ona prospective basis from the date of transition to IFRS.
  Compound financial instruments
  The Company has elected to not separate two portions of equity for convertible notes forwhich the liability component is no longer outstanding at the date of transition to IFRS.
  Cumulative translation adjustment
  In accordance with IFRS 1, the Company elected to deem all foreign currency translationdifferences that arose prior to the transition date in respect of foreign operations and theCompany‘s share of associate’s translation differences to be nil.

The remaining IFRS 1 exemptions were not applicable or material to the preparation of the Company’s consolidated statement of financial position at the date of transition on January 1, 2010.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24. RECONCILIATION FROM CANADIAN GAAP TO IFRS (CONTINUED)

(a) (a) Reconciliation of consolidated statement of financial position on date of transition –January 1, 2010

		Effect of
		transition to
	GAAP	IFRS	IFRS

ASSETS
CURRENT
Cash and cash equivalents	$ 9,140	$ -	$ 9,140
Trade and other receivables	14,304	-	14,304
Prepaid expenses and deposits	275,479	-	275,479

	298,923	-	298,923

PROPERTY AND EQUIPMENT (Note 24(d)(i))	1,917,939	30,831	1,948,770
INTANGIBLE ASSETS	1,883,560	-	1,883,560

	3,801,499	30,831	3,832,330

	$ 4,100,422	$ 30,831	$ 4,131,253

LIABILITIES
CURRENT
Trade and other payables	$ 894,549	$ -	$ 894,549
Due to related parties	172,124	-	172,124
Due to investors	168,289	-	168,289
Convertible notes - current portion	1,379,275	-	1,379,275

	2,614,237	-	2,614,237

CONVERTIBLE NOTES	173,823	-	173,823
DERIVATIVE LIABILITY (Note 24(d)(vi))	-	716,369	716,369

	2,788,060	716,369	3,504,429

EQUITY
Share Capital	52,207,086	-	52,207,086
Contributed Surplus (Note 24(d)(v))	17,147,498	(2,529,588)	14,617,910
Accumulated deficit (Note 24(d)(v))	(68,042,222)	1,844,050	(66,198,172)

	1,312,362	(685,538)	626,824

	$ 4,100,422	$ 30,831	$ 4,131,253

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24. RECONCILIATION FROM CANADIAN GAAP TO IFRS (CONTINUED)

(b) Reconciliation of consolidated statement of financial position – December 31, 2010

		Effect of
		transition to
	GAAP	IFRS	IFRS

ASSETS
CURRENT
Cash and cash equivalents	$ 125,430	$ -	$ 125,430
Trade and other receivables	12,009	-	12,009
Prepaid expenses and deposits	183,790	-	183,790
Due from related parties	31,400	-	31,400

	352,629	-	352,629

PROPERTY AND EQUIPMENT (Note 24(d)(i))	1,775,065	(55,838)	1,719,227
INTANGIBLE ASSETS (Note 24(d)(vii))	3,388,790	(64,901)	3,323,889

	5,163,855	(120,739)	5,043,116

	$ 5,516,484	$(120,739)	$ 5,395,745

LIABILITIES
CURRENT
Trade and other payables	$ 931,097	$ -	$ 931,097
Promissory note	51,662	-	51,662
Convertible notes - current portion	1,595,724	-	1,595,724

	2,578,483	-	2,578,483

CONVERTIBLE NOTES	194,683	-	194,683
DERIVATIVE LIABILITY (Note 24(d)(vi))	-	4,105,286	4,105,286

	2,773,166	4,105,286	6,878,452

EQUITY
Share Capital	55,267,218	92,377	55,359,595
Contributed Surplus (Note 24(d)(v))	21,152,160	(3,958,786)	17,193,374
Accumulated other comprehensive income (Note 24(d)(iii))	-	19,323	19,323
Accumulated deficit (Note 24(d)(v))	(73,676,060)	(378,939)	(74,054,999)

	2,743,318	(4,226,025)	(1,482,707)

	$ 5,516,484	$(120,739)	$ 5,395,745

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24. RECONCILIATION FROM CANADIAN GAAP TO IFRS (CONTINUED)

(c) Reconciliation of consolidated statement of loss and comprehensive loss – year ended December 31, 2010:

		Effect on
		Transition to
	GAAP	IFRS	IFRS

OPERATING EXPENSES
Administrative	$ 2,274,484	$ -	$ 2,274,484
Share-based payments (Note 24(d)(ii))	2,636,107	(1,061)	2,635,046
Deprecation (Note 24(d)(i))	389,712	86,669	476,381
Incorporation costs (Note 24(d)(vii))	-	64,901	64,901
Development expenses	67,637	-	67,637

LOSS FROM OPERATIONS	5,367,940	150,509	5,518,449

Derivative liability fair value adjustment
(Note 24(d)(vi))	-	2,053,157	2,053,157

Finance expense (Note 24(d)(iii))	265,898	19,323	285,221

Loss before income taxes	5,633,838	2,222,989	7,856,827

Deferred tax recovery (Note 24(d)(iv))	-	-	-

NET LOSS	5,633,838	2,222,989	7,856,827

Foreign currency translation	-	(19,323)	(19,323)

COMPREHENSIVE LOSS	$ 5,633,838	$ 2,203,666	$ 7,837,504

Loss per share - basic and diluted	$ (0.02)	$ (0.01)	$ (0.03)

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24. RECONCILIATION FROM CANADIAN GAAP TO IFRS (CONTINUED)

(d)	Notes to reconciliations

	(i)	Property and equipment

Under GAAP, the Company followed the declining balance method of amortizing the upgraders. Under IFRS, the Company has elected to change the depreciation rate to straight line for 15 years. As a result, an adjustment was made to increase property and equipment by $30,831 as at January 31, 2010 with a corresponding decrease in deficit. During the year ended December 31, 2010, depreciation expense increased by $86,669, with a corresponding decrease to property and equipment.

	(ii)	Share-based payments

Under GAAP, the Company accounted for share-based payments on a straight-line basis over the term of the vesting period. Under IFRS each tranche in an award is considered a separate grant with different vesting date and fair value. Each grant is separately accounted for using applicable assumptions for those specific dates and different fair values and accounted for using graded vesting recognition of expense. Under GAAP, forfeitures of awards are recognized as they occur. The calculation of stock-based compensation under IFRS reflects an estimate of the number of awards expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. As a result, the Company adjusted accumulated deficit by $95,728 on the transition date and stock-based compensation expense by $1,061 for the year ended December 31, 2010 and recognized the corresponding adjustments to contributed surplus.

	(iii)	Accumulated other comprehensive income

For the year ended December 31, 2010, the Company reclassified amounts from translating the operations of Genoil USA from foreign exchange gain/loss in the consolidated statement of loss under GAAP to other comprehensive income for $19,323 under IFRS.

	(iv)	Deferred income tax

Under IFRS deferred income tax is substantially similar to GAAP and arises from differences between the accounting and tax bases of assets and liabilities. To the extent that assets and liabilities have changed from transition to IFRS, the amount of deferred income tax assets would be impacted, however, they are offset by a valuation allowance resulting in no financial statement impact.

Under IFRS, there is a deferred income tax effect on the equity component of convertible notes which was not recognized under GAAP. On the transition date, the Company reduced contributed surplus by $97,976 for the tax effect of the equity component of convertible notes outstanding on January 1, 2010, with a corresponding adjustment to accumulated deficit.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24. RECONCILIATION FROM CANADIAN GAAP TO IFRS (CONTINUED)

(v) Reconciliations of contributed surplus and accumulated deficit

	January 1	December 31
	2010	2010

Contributed surplus
GAAP	$ 17,147,498	$ 21,152,160

Stock-based compensation
- Transition date	(95,728)	(95,728)
- Period expense	-	(1,061)
Tax effect of equity component
of convertible notes
- Transition date	(97,976)	(97,976)
Derivative liability
- Transition date	(2,335,884)	(2,335,884)
- Period expense		(1,428,137)

	(2,529,588)	(3,958,786)

IFRS	$ 14,617,910	$ 17,193,374

Accumulated deficit
GAAP	$ (68,042,222)	$ (73,676,060)

Property and equipment
- Transition date	30,831	30,831
- Period expense	-	(86,669)
Incorporation costs	-	(64,901)
Stock-based compensation
- Transition date	95,728	95,728
- Period expense	-	1,061
Accumulated other comprehensive income	-	(19,323)
Tax effect of equity component
of convertible notes
- Transition date	97,976	97,976
Derivative liability
- Transition date	1,619,515	1,619,515
- Period expense		(2,053,157)

	1,844,050	(378,939)

IFRS	$ (66,198,172)	$ (74,054,999)

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2011 and 2010

24.	RECONCILIATION FROM CANADIAN GAAP TO IFRS (CONTINUED)

(vi) Derivative liability

Under GAAP, warrants issued were classified as part of contributed surplus. IFRS requires that warrants issued in a currency other than the functional currency be reclassified as a financial instrument on transition and market-to-market on each reporting date.

As at January 1, 2010, $2,335,884 was reclassified from contributed surplus and allocated to derivative liability and opening accumulated deficit for $716,369 and $1,619,515 respectively.

During 2010, $1,428,137 was reclassified from contributed surplus for warrants issued during the year. As a result of fair valuing the warrants, the derivative liability increased by $3,388,917 and a loss on fair value adjustment of $2,053,157 was recorded. Share capital also increased by $92,377 for warrants exercised during the year.

(vii) Intangible assets

Under GAAP, incorporation costs of Emirates LLC were capitalized and were to be amortized over the expected life of the joint arrangement. Under IFRS, acquisition related costs are expensed in the period in which they occur. During 2010, $64,901 was capitalized for these incorporation costs which have now been expensed on transition to IFRS.

(viii)Statements of cash flow

The adoption of IFRS had no significant impact on the Company’s statements of cash flow.